EXHIBIT 2.0

                 AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT entered into the 1st day of September, 2001 between SIGNATURE INTERNATIONAL, INC., a Nevada corporation, whose principal place of business is 1260 East Vista Way, Vista, California 92084, (hereinafter "the Company"), TONG AH GLOBAL VENTURES CORP., a Delaware corporation, (hereinafter "TA GLOBAL") and FS CAPITAL MARKETS GROUP INC., (hereinafter "FSCMG"). The Company, TA GLOBAL and FSCMG desire to enter into this Agreement and Plan of Reorganization whereby the Company will acquire voting control, reorganize TA GLOBAL and become a successor issuer to TA GLOBAL's Securities and Exchange Commission (SEC) reporting obligations as provided for in SEC Rule 12g-3(a).

NOW THEREFORE, for good and valuable consideration, receipt of which is acknowledged the parties agree, represent and warrant the following:

                              AGREEMENT

A. Sale of Shares.   The Company agrees to purchase 10,000,000
shares of common stock of TA GLOBAL, $.0001 par value, from FSCMG and FSCMG agrees to sell said shares to the Company. The purchase price is Twenty-Five Thousand ($25,000.00) Dollars (the "Purchase Price").

B. Reorganization.   In connection with a corporate succession
transaction by means which may include, but not be limited to, merger, consolidation, exchange of securities acquisition of assets, or otherwise, the Company, upon receipt, agrees to tender the 10,000,000 TA GLOBAL shares for cancellation at Closing. In consideration for this action, The Company agrees to pay and deliver to FSCMG: One Hundred Thousand (100,000) newly issued restricted shares of common stock in the Company, $.0001 par value. The Signature International, Inc. shares will be issued under the securities transaction exemption afforded by Section 4(2) of the Securities Act of 1933, as amended.

C. Closing and Effective Date. The closing shall take place at the offices of FSCMG, 1422 Chestnut Street, Suite #410, Philadelphia, PA 19102 USA (the "Closing"). The date of the Closing is September 1, 2001 (the "Closing Date").

D.  Representations, Warranties and Covenants of The Company: The
Company represents and warrants to TA GLOBAL as of the date hereof and as of the Closing Date:

SECTION 1. Enforceability of Agreement Against The Company. The Company has all necessary power and authority to enter into this Agreement to which it is a party, to carry out the obligations hereunder and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligations of the Company enforceable against it in accordance with the respective terms.

SECTION 2. Incorporation, Authority and Qualification of The Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Company has all necessary corporate power and authority to carry on the business now being conducted by it. The Company is duly qualified to do business, and is in good standing, in each jurisdiction, if any, where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

SECTION 3. No Conflict. The execution and delivery by the Company of this Agreement and each Related Document to which the Company is a party has been obtained and all applicable filings and notifications required by law, agreement or otherwise have been made, the performance by the Company of this Agreement and each Related Document to which they are parties will not:

(a) Violate or conflict with any term or provision of the articles or certificate of incorporation (or other charter documents) of the Company;

(b) Conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Company;

(c) Conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien on any of the assets pursuant to, any assigned contract or any licenses;

(d) Without limiting the generality of the foregoing, result in the termination, denial or impairment of any material contract, arrangement or benefit granted with respect to the Company's business, or require the payment of any fees, taxes or assessments, pursuant to any federal, state or local program relating to minority-owned businesses.

SECTION 4. Consents, Approvals and Notifications. The execution and delivery by the Company of this Agreement and each Related Document to which it is a party does not, and the performance by it of this Agreement and such Related Documents will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person with the exception of filings required by the Securities and Exchange Commission, including, but not limited to, a Current Report on Form 8-K which will be filed by the Company on, or before 15 days from the date of Closing. The Company will become a successor issuer under Securities and Exchange Commission Rule 12g-3(a) and will elect successor issuer status.

SECTION 5. Litigation. There is no claim, action, investigation, arbitration or proceeding pending or, threatened against the Company, or against or relating to any of the assets or the ability of the Company to perform its obligations hereunder, before any arbitrator, judge, court or governmental authority. The Company is not subject to any order, writ judgment, injunction, decree, determination or award of any arbitrator, judge, court or governmental authority.

SECTION 6. Environmental Matters. The Company has not used any property, real or personal to generate, manufacture, refine, transport, treat, store, handle, or dispose of any hazardous substances except in accordance with all applicable federal and state environmental laws.

SECTION 7. Taxes. The Company has or will duly file or caused to be filed all federal income tax returns and all other federal, state, county, local or city tax returns which are required to be filed, including, but not limited to, income and employee withholding taxes, and the Company has paid or caused to be paid all taxes shown on said returns or on any tax assessment received by it to the extent that such taxes have become due, or has set aside on its books reserves (segregated to the extent required by sound accounting practice) reasonably deemed by the Company to be adequate with respect thereto. No events have occurred which could impose upon Seller, any transferee liability for any taxes, penalties, or interest due or to become due from the Company.

SECTION 8. Absence of Changes. The Company has operated its business in the ordinary course consistent with past practices and there has not been, except as disclosed in this Agreement or the Exhibits attached hereto:

     i.  any Material Adverse Effect;

     ii. any damage, destruction or loss (whether or not covered by insurance) affecting any tangible asset or property used or useful in the business operations, normal wear and tear excepted;

     iii. any payments, discharges or satisfactions by the Company of any liens, claims, charges or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) relating to the business operations, other than in the ordinary course of the business and consistent with past practice;

     iv. any licenses, sales, transfers, pledges, mortgages or other dispositions of any tangible or intangible assets having a value over $1,000 (in the aggregate) used or held for use in connection with the operation of the business, other than in the ordinary course of business and consistent with past practice;

     v. any write-offs as uncollectible of any accounts receivable or notes receivable of the operations, or any portion thereof, not provided for in the allowance for uncollectible accounts in the Interim Financial Statements;

     vi. any cancellations of any material debts or claims of, or any amendments, terminations or waivers of any rights of material value to, the business operations;

     vii. any general uniform increase in or change in the method of computing the compensation of employees of the Company who perform services for the benefit of the business operations;

     viii. any material changes in the manner in which the Company extends discount or credits to customers or otherwise deals with customers of its business;

     ix. any material changes in the accounting methods or practices followed by the Company and or any changes in depreciation or amortization policies or rates theretofore adopted;

     x. any capital commitments by the Company and for additions to property, plant or equipment of the business operations;

     xi. any agreements or commitments to merge or consolidate with or otherwise acquire any other corporation, association, firm or other business organization or division thereof;

     xii. any declarations of dividend, payment of any dividend, issuance of any securities, purchase or redemption of any securities, commitments or authorizations for any changes to its Articles of Incorporation or amendments to any by-laws, conversions of any options, warrants or otherwise into common shares, and except as disclosed in paragraph B.3. relating to the total shares issued and outstanding which resulted from a corporate reorganization;

     xiii. any other material transaction relating to the Company other than in the ordinary course of the business and consistent with past practice; or

     xiv. any agreements or understandings, whether in writing or otherwise, for the Company to take any of the actions specified in items i. through xii. above.

SECTION 9. Undisclosed Liabilities. The Company does not have any liabilities or obligations of any nature that would be required by GAAP to be reflected in the Financial Statements (subject, in the case of unaudited statements, to normal year-end audit adjustments), except: (a) such liabilities and obligations which are reflected in the Financial Statements, or (b) such liabilities or obligations which were incurred in the ordinary course of business for normal trade or business obligations and are not individually or in the aggregate in excess of $1,000.

SECTION 10. Compliance with Laws. Except as individually or in the aggregate would not have a Material Adverse Effect, the Company has complied in all respects with all laws of all Governmental
Authorities (including all tariff and reporting requirements) with respect to its business operations.

E.   Representations, Warranties Covenants of TA GLOBAL and FSCMG:
TA GLOBAL and FSCMG represent and warrant to the Company as of the date hereof and as of the Closing Date:

SECTION 1. Enforceability of Agreement Against TA GLOBAL and FSCMG. TA GLOBAL and FSCMG have all necessary power and authority to enter into this Agreement to which each is a party, to carry out the obligations hereunder and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligations of TA GLOBAL and FSCMG enforceable against each in accordance with the respective terms.

SECTION 2. Shares. The TA GLOBAL shares have been validly issued and are free and clear of all liens, charges, demands or adverse claims or other restrictions on the exercise of any of the attributes of ownership. There are no contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer or purchase or obtaining of shares or other ownership interests in the Shares, except for this Agreement.

SECTION 3. Incorporation, Authority and Qualification of TA GLOBAL. TA GLOBAL is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. TA GLOBAL has all necessary corporate power and authority to carry on the business now being conducted by it. TA GLOBAL is duly qualified to do business, and is in good standing, in each jurisdiction, if any, where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary. TA GLOBAL is authorized to issue 20,000,000 common shares, par value $0.0001 per share. TA GLOBAL has 10,000,000 common shares issued and outstanding. TA GLOBAL is authorized to issue 5,000,000 shares of preferred stock, par value $0.0001 per share. No preferred shares have been issued. No other classes of stock are authorized or issued except as set forth herein. There are no outstanding options, warrants, rights, director/officer compensation rights, or otherwise, other than those disclosed herein and the financial statements.

SECTION 4. No Conflict. The execution and delivery by TA GLOBAL and FSCMG of this Agreement and each Related Document to which the each is a party have been obtained and all filings and notifications required by law, agreement or otherwise have been made, the performance by TA GLOBAL and FSCMG of this Agreement and each Related Document to which each is a party will not:

(i) Violate or conflict with any term or provision of the articles or certificate of incorporation (or other charter documents) of TA GLOBAL;

(ii) Conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to TA GLOBAL;

(iii) Conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien on any of the assets pursuant to, any assigned contract or any licenses;

(iv) Without limiting the generality of the foregoing, result in the termination, denial or impairment of any material contract, arrangement or benefit granted with respect to TA GLOBAL's business, or require the payment of any fees, taxes or assessments.

SECTION 5. Consents, Approvals and Notifications. The execution and delivery by TA GLOBAL and FSCMG of this Agreement and each Related Document to which each is a party does not, and the performance by it of this Agreement and such Related Documents will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person, with the exception of filings required by the Securities and Exchange Commission, including, but not limited to, a Current Report on Form 8-K which will be filed by the Company on, or before 15 days from the date of Closing.

SECTION 6. Financial Statements.

6.1 TA GLOBAL has furnished to the Company copies of (a) audited balance sheets of TA GLOBAL and audited statements of income, changes in shareholders' equity and statements of cash flow for the period ending December 31, 2000, together with interim financial statements and the reports and notes thereon, independent certified public accountants (collectively, the "Audited Financial Statements").

6.2 The Audited Financial Statements (a) have been prepared in conformity with GAAP applied on a consistent basis from year to year (except as noted otherwise therein); and are true and correct and present fairly in all material respects the financial condition of TA GLOBAL and the results of operations and changes in cash flow of TA GLOBAL for the periods to which each relates.

6.3 To the knowledge of TA GLOBAL, the Interim Financial Statements,
(a) have been prepared in conformity with GAAP applied on a consistent basis from year to year (except as noted otherwise therein), subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (which, if presented, would not differ materially from those included in the Audited Financial Statements), and are true and correct and present fairly in all material respects the financial condition of TA GLOBAL and the results of operations and changes in cash flow of TA GLOBAL for the periods to which each relates.

SECTION 7. Litigation. There is no claim, action, investigation, arbitration or proceeding pending or, threatened against TA GLOBAL, or against or relating to any of the assets or the ability of it to perform its obligations hereunder, before any arbitrator, judge, court or governmental authority. TA GLOBAL is not subject to any order, writ judgment, injunction, decree, determination or award of any arbitrator, judge, court or governmental authority.

SECTION 8. Contracts.   To the extent applicable, Exhibit "A"
contains an accurate and complete list of all written and oral agreements and contracts in effect on the date of this Agreement to which TA GLOBAL is a party in connection with the business operations or by which any of its properties or assets relating to the operation are bound. The are no contracts in formation or which are capable of subsequent formation as a result of future satisfied conditions. TA GLOBAL has made available to the Company true and complete copies of the contracts (including any amendments or modifications thereto).

SECTION 9. Environmental Matters. TA GLOBAL has not used any property, real or personal to generate, manufacture, refine, transport, treat, store, handle, or dispose of any hazardous substances except in accordance with all applicable federal and state environmental laws.

SECTION 10. Taxes. TA GLOBAL has or will duly file or caused to be filed all federal income tax returns and all other federal, state, county, local or city tax returns which are required to be filed, including, but not limited to, income and employee withholding taxes, and it has paid or caused to be paid all taxes shown on said returns or on any tax assessment received by it to the extent that such taxes have become due, or has set aside on its books reserves (segregated to the extent required by sound accounting practice) reasonably deemed by it to be adequate with respect thereto.

SECTION 11. Absence of Changes. Since the date of the Audited Financial Statements, including its interim unaudited financial statements filed on Form 10-QSB with the Securities and Exchange Commission, TA GLOBAL has operated its business in the ordinary course consistent with past practices and there has not been, except as disclosed in this Agreement or the Exhibits attached hereto:

     i. any Material Adverse Effect;

     ii. any damage, destruction or loss (whether or not covered by insurance) affecting any tangible asset or property used or useful in the business operations, normal wear and tear excepted;

     iii. any payments, discharges or satisfactions by it of any liens, claims, charges or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) relating to the business operations, other than in the ordinary course of the business and consistent with past practice;

     iv. any licenses, sales, transfers, pledges, mortgages or other dispositions of any tangible or intangible assets having a value over $1,000 (in the aggregate) used or held for use in connection with the operation of the business, other than in the ordinary course of business and consistent with past practice;

     v. any write-offs as uncollectible of any accounts receivable or notes receivable of the operations, or any portion thereof, not provided for in the allowance for uncollectible accounts in the Interim Financial Statements;

     vi. any cancellations of any material debts or claims of, or any amendments, terminations or waivers of any rights of material value to, the business operations; vii. any general uniform increase in or change in the method of computing the compensation of employees of it who perform services for the benefit of the business operations;

     viii. any material changes in the manner in which TA GLOBAL extends discount or credits to customers or otherwise deals with customers of its business;

     ix. any material changes in the accounting methods or practices followed by TA GLOBAL and or any changes in depreciation or amortization policies or rates theretofore adopted;

     x. any capital commitments by TA GLOBAL and for additions to property, plant or equipment of the business operations;

     xi. any agreements or commitments to merge or consolidate with or otherwise acquire any other corporation, association, firm or other business organization or division thereof;

     xii. any declarations of dividend, payment of any dividend, issuance of any securities, purchase or redemption of any securities, commitments or authorizations for any changes to its Articles of Incorporation or amendments to any by-laws, conversions of any options, warrants or otherwise into common shares, and except as disclosed in paragraph B.1. relating to the total shares issued and outstanding which resulted from a corporate reorganization;

     xiii. any other material transaction relating to TA GLOBAL other than in the ordinary course of the business and consistent with past practice; or

     xiv. any agreements or understandings, whether in writing or otherwise, for TA GLOBAL to take any of the actions specified in items i. through xii. above.

SECTION 12. Undisclosed Liabilities. TA GLOBAL does not have any liabilities or obligations of any nature that would be required by GAAP to be reflected in the Financial Statements (subject, in the case of unaudited statements, to normal year-end audit adjustments), except: (a) such liabilities and obligations which are reflected in the Financial Statements, or (b) such liabilities or obligations which were incurred in the ordinary course of business for normal trade or business obligations and are not individually or in the aggregate in excess of $100.00.

SECTION 13. Compliance with Laws. Except as individually or in the aggregate would not have a Material Adverse Effect, TA GLOBAL has complied in all respects with all laws of all Governmental
Authorities (including all tariff and reporting requirements) with respect to its business operations.

SECTION 14. Change in Control of TA GLOBAL.  The Company Board of
Directors will nominate Eddie Pickens as a successor director and President of TA GLOBAL, effective at Closing.

E. Miscellaneous Provisions.

SECTION 1. Conditions to Closing

1.1  [INTENTIONALLY OMITTED]

1.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the purchase of the shares shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any one of which may be waived by TA GLOBAL without waiver of any other rights or remedies which TA GLOBAL may have under this Agreement:

     i. The Company's Closing Documents. At the Closing, TA GLOBAL and FSCMG shall have executed and/or delivered the following Related Documents to which it is a party or for which it is responsible: (1) This Agreement, and (2) delivery of common shares of TA GLOBAL.

1.3 Conditions to Obligations of TA GLOBAL and FSCMG. The obligations of TA GLOBAL and FSCMG to consummate the sale of the shares contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any one of which may be waived by the Company without waiver of any other rights or remedies which the Company may have under this Agreement.

     i. Closing Documents. At the Closing, the Company shall have executed and/or delivered this Agreement and delivered the common shares of the Company to FSCMG.

SECTION 2.  Indemnification.

2.1. Indemnification by TA GLOBAL and FSCMG. Subject to Section 2.3, FSCMG and TA GLOBAL (hereinafter collectively called the "Indemnitor") shall jointly and severally defend, indemnify and hold harmless the Company, its direct and indirect parent corporations, subsidiaries (including TA GLOBAL after Closing) and affiliates, their officers, directors, employees and agents (hereinafter collectively called "Indemnitees") against and in respect of any and all loss, damage, liability, fine, penalty, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, "Indemnified Losses"), suffered or incurred by any Indemnitee by reason of, or arising out of:

     (a) any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement of TA GLOBAL or FSCMG contained in this Agreement or in any certificate, schedule, instrument or document delivered to the Company by or on behalf of TA GLOBAL or FSCMG pursuant to the provisions of this Agreement (without regard to materiality thresholds contained therein); and

     (b) any liabilities of TA GLOBAL of any nature whatsoever
(including tax liability, penalties and interest), whether accrued, absolute, contingent or otherwise, not reflected or reserved against in full in the TA GLOBAL Financial Statements.

2.2. Indemnification by the Company. Subject to Section 2.3, the Company (hereinafter called the "Indemnitor") shall defend, indemnify and hold harmless FSCMG and TA GLOBAL (hereinafter called "Indemnitee") against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, "Indemnified Losses"), suffered or incurred by Indemnitee by reason of or arising out of:

     (a) any misrepresentation, breach of warranty or breach or non-fulfillment of any material agreement of the Company contained in this Agreement or in any other certificate, schedule, instrument or document delivered to the Shareholder by or on behalf of the Company pursuant to the provisions of this Agreement; and

     (b) any liabilities of TA GLOBAL of any nature whatsoever (including tax liability, penalties and interest), whether accrued, absolute, contingent or otherwise, arising from the Company's ownership or operation of TA GLOBAL after Closing, but only so long as such liability is not the result of an act or omission, of TA GLOBAL, or any shareholder occurring prior to Closing.

2.3. Limitation on Indemnification. The aggregate liability of FSCMG after Closing for Indemnified Losses shall not exceed an amount equal to the Purchase Price paid to FSCMG. The aggregate liability of the Company after Closing for Indemnified Losses shall not exceed an amount equal to the Purchase Price paid to FSCMG.

SECTION 3. General Provisions.

3.1 Headings and Interpretation. The headings used in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any term or provision of this Agreement.

3.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

3.3 Entire Agreement. This Agreement represents the entire understanding of the parties with reference to the matters set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications and prior agreements among the parties relating to the subject matter herein.

3.4 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

3.5 Applicable Law. This Agreement shall be governed by the substantive laws of the State of Pennsylvania, without regard to its conflict of laws provisions, and the parties submit to the courts in that jurisdiction as the exclusive venue for the adjudication of any and all disputes.

3.6 Counterparts and Facsimile Transmission Copies of Originals. This Agreement may be executed in several original or facsimile copy counterparts and all so executed and transmitted shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart. Facsimile transmitted signatures shall be deemed valid as though they were originals and the parties may perform any and all obligations and duties in reliance on the facsimile copies.

3.7 Further Assurances, Additional Documents, Etc. The parties will cooperate with each other to accommodate the intent of this agreement. TA GLOBAL and FSCMG will provide the Company with all financial records of TA GLOBAL so that there will be a seamless financial transition.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Reorganization and Stock Purchase Agreement as of the date first written above.


SIGNATURE INTERNATIONAL, INC.



By: /s/ Eddie Pickens
-----------------------------
Eddie Pickens
Title: President



TONG AH GLOBAL VENTURES CORP.           FS CAPITAL MARKETS GROUP INC.



By: /s/ Michael Tay                     By: /s/ Michael Tay
-----------------------------           -----------------------------
Michael Tay                             Michael Tay
Title: President                        Title: President